UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 23, 2004

KAISER VENTURES LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-65194	33-0972983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3633 Inland Empire Blvd., Suite 480, Ontario, CA	91764
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 909.483.8500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENT OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REPORT

Kaiser Ventures LLC (the “Company”) furnishes this report pursuant to item 4.02 of Form 8-K.

The Company, with the approval of its auditors, has changed its method for amortizing the premium cost and for accounting for claims under a twelve-year insurance policy purchased in 2001. As a result of these changes, the Company will be restating its financial statements for periods commencing after July 1, 2001, to reflect the new methodology. The changes in methodology (including the treatment of covered claims) do not impact the insurance policy or its coverage terms, the total amount ultimately amortized, the Company’s cash position or its future prospects. However, these changes in methodology are expected to accelerate the amortization of the premium for the policy and will also impact how claims covered under the policy are recorded in the Company’s financial statements.

As previously disclosed, the insurance policy covers various potential third party claims against the Company including substantially all third party environmental claims during the twelve-year term of the $50 million policy. The total premium for the policy was $5.8 million, of which the Company paid $3.8 million and KSC Recovery, Inc., the Kaiser Steel Corporation bankruptcy estate, paid $2.0 million. In accordance with generally accepted accounting principles, the Company capitalized the $3.8 million premium it paid as a long-term asset. In addition, based on advice from its independent auditors, Ernst & Young, the Company had been amortizing the $3.8 million policy premium as claims covered by the policy were resolved.

Under the correct methodology, the premium is to be amortized on a straight-line basis over the twelve-year term of the policy at the rate of approximately $80,000 per quarter or $320,000 per year. This change will reduce the amount of net income that has been reported each quarter since June 30, 2001, assuming no other adjustments. Any claims made against the Company (even if covered by the policy) have been and will continue to be recorded as liabilities in the Company’s financial statements when required by Financial Accounting Standard No. 5. For claims covered under the insurance policy, the Company will record a receivable when the amount the insurance company has agreed to pay can be reasonably estimated.

In addition, Kaiser’s net income for the third quarter of 2001 will also be increased by $1.5 million as a result of recording a $1.5 million receivable under the policy as a result of the acceptance by the insurance company of coverage on a claim by the City of Ontario. Since the related liability had previously been recorded in the Company’s financial statements, the impact of the

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receivable will be to increase Kaiser’s reported income by $1.5 million for the third quarter of 2001 and for the year 2001.

The restated financial statements and the 2004 First Quarter and Second Quarter Reports on Form 10-QSB should be filed during September 2004.

The Company first became aware that Ernst & Young were reviewing the original accounting methodology they had recommended for the insurance policy on or about May 14, 2004. On or about June 7, 2004, Ernst & Young informed the Company that a possible result of this review could be a restatement of the Company’s financial statements beginning with the third quarter of 2001. On or about July 17, 2004, Ernst & Young finished its review of the accounting for the insurance policy and provided the Company with a memorandum concluding that the accounting methodology for the insurance policy needed to be changed in the manner described above. However, questions remained as to the related matter of the proper timing on the accounting for the City of Ontario claim. Ernst & Young has subsequently indicated that the Company should have recorded a receivable for the City of Ontario claim which had been accepted by the insurance company in the third quarter of 2001, although as of the filing of this Report Ernst & Young had not provided final approval on that matter.

The Company has prepared revised financial statements beginning with the third quarter of 2001, which as of the date of this filing were under review by Ernst & Young. Accordingly, the matters stated in this Report remain subject to modification.

Authorized officers of the Company have extensively consulted and worked with its independent auditors with respect to the foregoing matters and the Company’s Audit Committee has been regularly informed of and consulted with on these matters, and the final resolution will be submitted to the Audit Committee for its review and approval.

While the Company continues to file periodic reports under the Securities Exchange Act of 1934, as amended, it does not have a publicly trade security or an established market for any security.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS

(c)	Exhibits

99.1	Press Release of Kaiser Ventures LLC issued August 26, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER VENTURES LLC
(Registrant)

Date: August 26, 2004	/s/ James F. Verhey
James F. Verhey
Executive Vice President - Chief Financial Officer

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